EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Steel Partners Holding L.P.
New York, New York
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-257140) of Steel Partners Holding L.P. of our report dated November 8, 2022, relating to the consolidated financial statements of Steel Connect, Inc., which is incorporated by reference in this Form 8K.

/s/ BDO USA, P.A.
New York, NY
July 17, 2023